SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRSTHAND TECHNOLOGY VALUE FUND, INC.
(Name of Registrant as Specified in Its Charter)

____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Firsthand Technology Value Fund

Shareholder Meeting

April 14, 2011

VOTE
See enclosed proxy card for details on how to vote:

>  By Mail
>  By Phone
>  Online

SUMMARY OF PROPOSAL

Reorganization of Firsthand Technology Value Fund, an open-end fund, into a business development company, a type of closed-end fund.

POTENTIAL BENEFITS

>	Fund gains flexibility to invest in attractive opportunities among private technology and alternative energy companies
>	Fund able to increase investments in existing private holdings to take advantage of potentially favorable valuations
>	Venture capital-style fund without restrictions on who may own shares
>	Continuity of management

POTENTIAL RISKS

>	Fund cannot be redeemed at NAV
>	Shares of closed-end funds often trade on the market at a discount to NAV
>	No immediate market exists yet for trading shares of this fund; shares may be hard to sell
>	Accounts with realized gains are subject to income taxes
>	The closed-end fund will not be able to take advantage of the tax-loss carry-forward of the open-end fund
>	The Fund’s NAV will decrease slightly as a result of reorganization expenses

This is only a summary. Please see the combined proxy statement and prospectus dated January 24, 2011 (the “proxy statement”) for more complete information. To obtain a copy of the proxy statement, please call 1.888.884.2675 or visit www.firsthandfunds.com/proxy.